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                                                   Exhibit 99.1




FOR IMMEDIATE RELEASE              Contact:  Steven T. Sabatini
                                             Senior Executive V.P. &
                                             Chief Financial Officer
                                             U.S.B. Holding Co., Inc.
                                             (914) 365-4615

                                             Harry G. Murphy
                                             Vice President and Secretary
                                             Tappan Zee Financial, Inc.
                                             (914) 631-0344

     U.S.B. Holding Co., Inc. Acquisition of Tappan Zee Financial, Inc.
       Approved by Board of Governors of the Federal Reserve System

Orangeburg, N.Y. (Business Wire) August 19, 1998 U.S.B. Holding Co., Inc. (AMEX-UBH) ("USB"), which is the holding company for Union State Bank, today announced that it has received approval from the Board of Governors of the Federal Reserve System ("FRB") for the acquisition of Tappan Zee Financial, Inc. (Nasdaq-TPNZ) ("Tappan Zee") and its wholly-owned subsidiary Tarrytowns Bank, FSB ("Tarrytowns"). In connection with the acquisition, Tappan Zee will be merged with and into USB, with USB as the surviving corporation, and Tarrytowns will operate as a wholly-owned subsidiary of USB. The shareholders of Tappan Zee will vote to approve the transaction at a meeting to be held today.

Mr. Thomas E. Hales, President and Chief Executive Officer of both USB and Union State Bank commented, "We are very pleased to have received
FRB regulatory approval. We are confident that the transaction will provide long-term benefits for our customers and the communities that Union State Bank and Tarrytowns serve."

Pending receipt of approval by shareholders of Tappan Zee and the Office of Thrift Supervision ("OTS"), the closing of the transaction is scheduled to occur on August 31, 1998. Under the terms of the Agreement and Plan of Merger, dated as of March 6, 1998, by and between USB and Tappan Zee, each Tappan Zee shareholder will receive USB common stock that is anticipated to have a value of approximately $22.00 per share for each share of Tappan Zee common stock. The exchange ratio will be finalized upon receipt of the approval of the OTS. The transaction will be accounted for as a pooling-of-interests under generally accepted accounting principles.
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